Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 23, 2014, relating to the consolidated financial statements of Royal Bakery Holdings, Inc. and Subsidiary which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Cowan, Gunteski & Co., P.A.

Tinton Falls, NJ
April 23, 2014